Exhibit 99.1
Company Contact:
Mark Donohue
Sr. Director
Investor Relations and Corporate Communications
(215) 558-4526
www.impaxlabs.com
Impax Laboratories Reports Fourth Quarter and Record Full Year
2010 Financial Results
HAYWARD, Calif. (February 24, 2011) — Impax Laboratories, Inc. (NASDAQ: IPXL) today reported fourth quarter and record full year ended December 31, 2010 financial results.
Full Year 2010 Results
•	Net income excluding adjusted items increased to a record $195.6 million, or $2.98 per diluted share, compared to $62.3 million, or $1.02 per diluted share, in the prior year, due to strong sales from the March 2, 2010 launch of generic Flomax®, a full year of sales from generic Adderall XR®, and higher fenofibrate product sales.
•	Total revenues excluding the effect of a change in accounting for revenue from the Company’s Strategic Alliance Agreement with Teva Pharmaceuticals, increased $324.7 million to a record $683.1 million compared to the prior year.
•	Earnings before interest, taxes, depreciation and amortization (EBITDA), excluding adjusted items, increased to $316.1 million compared to $98.7 million in the prior year.
•	On a generally accepted accounting principle basis (GAAP), net income increased to $250.4 million, or $3.82 per diluted share, compared to $50.1 million, or $0.82 per diluted share for the full year 2009.
•	GAAP total revenues increased $521.1 million to $879.5 million.
Fourth Quarter 2010 Results
•	Net income excluding adjusted items decreased to $15.3 million, or $0.23 per diluted share, compared to $44.4 million, or $0.71 per diluted share, in the prior year period.
•	Total revenues declined to $99.1 million compared to $176.1 million in the prior year period, primarily due to stronger sales of generic Adderall XR® in the fourth quarter of 2009, the quarter in which the product was launched, as compared to the fourth quarter of 2010 ($110.7 million in the fourth quarter of 2009 compared to $29.5 million in the fourth quarter of 2010).
•	EBITDA excluding adjusted items was $16.8 million compared to $65.4 million in the prior year period.
•	GAAP basis net income decreased to $12.4 million, or $0.19 per diluted share, compared to $38.1 million, or $0.61 per diluted share in the prior year period.
Please refer to page 10 and 11 for a reconciliation of GAAP to non-GAAP items.
“In 2010, our generics division, Global Pharmaceuticals, achieved record levels of revenue, profit and earnings due to the significant investments we have made in research and development. This strong performance resulted in our cash and short-term investments increasing $258 million year over year to more than $348 million as of December 31, 2010, and we continue to have no debt. Impax Pharmaceuticals, our brand division, also achieved several meaningful milestones in 2010. Most recently, in December we announced an agreement for the development and commercialization of our late-stage product IPX066 for Parkinson’s disease with GlaxoSmithKline. GSK has an exclusive license to sell IPX066 throughout the world except in the U.S. and Taiwan. We received an $11.5 million upfront payment and are eligible to receive potential payments of up to $175 million upon the successful achievement of development and commercialization milestones. We also completed the first Phase III APEX-PD study in naïve patients and announced positive top line results in November” said Larry Hsu, Ph.D., president and CEO, Impax Laboratories, Inc.

“We are optimistic that 2011 will bring additional positive developments as we recently completed the ADVANCED-PD Phase III study for IPX066 and look forward to the top line data release in the second quarter of 2011. We continue to progress toward filing the new drug application in the U.S. in the fourth quarter of 2011. In the generics division, we are taking action to favorably resolve the issue of supply of generic Adderall XR® from Shire. We received some product from the 2010 quota in February and expect additional product from that quota in March; the first shipment of the 2011 quota is expected in early April. We have the customer demand to support increased market share well over 2010 levels. Impax therefore is pursuing every available means to acquire sufficient product to meet that greater demand, including aggressively enforcing its contractual rights through expedited litigation.”
Dr. Hsu concluded, “Our continued long-term commitment to invest across both our generic and brand divisions has produced record returns in the past few years. We have valuable pipelines of product opportunities in each of our businesses. We plan to reinvest in vital strategic generic and brand initiatives to continue to drive near and long term growth, and remain diligent in our approach as we look for merger and acquisition opportunities that are strategically right, financially attractive with manageable execution risks.”
Segment Information
The Company has two reportable segments, the Global Pharmaceuticals Division (generic products) and the Impax Pharmaceuticals Division (brand products) and does not allocate general corporate services to either segment.
Global Pharmaceuticals Division Information

	Three Months Ended		Twelve Months Ended
	December 31		December 31,
(Unaudited; amounts in thousands)	2010	2009	2010	2009

Revenues:
Global Product sales, net	$85,095	$163,935	$622,889	$287,079
Private Label	535	244	2,074	5,513
Rx Partner (a)	3,773	3,652	217,277	33,835
OTC Partner	2,449	1,587	8,888	6,842
Research Partner	3,385	3,274	13,539	11,680
Other	—	1	—	12

Total Revenues (a)	95,237	172,693	864,667	344,961

Cost of revenues (a)	45,854	85,932	328,163	158,270

Gross profit (a)	49,383	86,761	536,504	186,691

Operating expenses:
Research and development	11,703	9,937	44,311	38,698
Patent litigation	1,599	1,321	6,384	5,379
Selling, general and administrative	4,801	3,264	15,951	10,891

Total operating expenses	18,103	14,522	66,646	54,968

Income from operations (a)	$31,280	$72,239	$469,858	$131,723

(a)	In July 2010, the Company materially modified its Strategic Alliance Agreement with Teva and applied the revised revenue recognition standards of FASB ASC 605-25, “Multiple Element Arrangements.” Application of the revised standards resulted in the recognition in the third quarter of 2010 of previously deferred net revenue and related costs that would have been recognized over the remaining life of the Teva agreement under the prior standards. Please refer to the attached information and footnotes on pages 10 and 11 for a further description.
Fourth Quarter 2010
Global Pharmaceuticals Division revenues in the fourth quarter of 2010 decreased $77.5 million to $95.2 million over the prior year period, driven by a significant decrease in Global Product sales, net, as discussed below.
During the fourth quarter of 2010, Global Product sales, net, decreased $78.8 million to $85.1 million compared to the prior year period primarily due to higher sales in the fourth quarter of 2009 of generic Adderall XR® following its launch on October 1, 2009 ($110.7 million in the fourth quarter of 2009 compared to $29.5 million in the fourth quarter of 2010). In the fourth quarter of 2009, certain market disruptions caused by supply shortages of generic Adderall XR® may have impacted sales of a competitor and subsequently benefited the Company’s sales, while disruptions in the supply of product to the Company during 2010 limited fourth quarter of 2010 sales.
Gross profit in the fourth quarter of 2010 decreased $37.4 million to $49.4 million over the same period in 2009 primarily due to the decrease in sales of generic Adderall XR®. Gross profit margin of 52% for the fourth quarter of 2010 increased from the 50% margin for the prior year period due to the slightly higher concentration of higher-margin products.
Research and development expenses for the fourth quarter of 2010 increased $1.8 million to $11.7 million, compared to the prior year primarily due to higher spending on bio-equivalency studies, active pharmaceutical ingredients and compensation expenses.
Selling, general and administrative expenses for the fourth quarter of 2010 increased $1.5 million to $4.8 million compared to the prior year period due to higher marketing and severance related expenses relating to a former company executive.
Full Year 2010
The following table reflects the impact on the Global Pharmaceuticals Division results for the twelve months ended December 31, 2010 due to the change in revenue recognition under the Company’s Strategic Alliance Agreement with Teva.

	Twelve Months Ended December 31, 2010
(Unaudited; amounts in thousands)	As Reported	Impact of change	Adjusted
Global Pharmaceuticals Division revenues	864,667	196,440	668,227

Rx Partner revenues	$217,277	$196,440	$20,837
Cost of revenues	328,163	95,426	232,737
Gross profit	536,504	101,014	435,490
Income from operations	$469,858	$101,014	$368,844

Excluding the change in revenue recognition under the Teva Agreement, Global Pharmaceuticals Division revenues for the full year 2010 increased $323.3 million to $668.2 million compared to the prior year, driven by a significant increase in Global Product sales, net, as discussed below. On a GAAP basis, total revenues increased $519.7 million to $864.7 million compared to the prior year.
Global Product sales, net, for the full year 2010 increased $335.8 million to $622.9 million primarily as a result of sales of generic Flomax®, generic Adderall XR®, and fenofibrate products. Of the $335.8 million increase, $215.1 million resulted from sales of generic Flomax®, as the Company commenced sales on March 2, 2010 and had contractual market exclusivity for this generic product for the succeeding eight week period, during which the Company was able to achieve high market-share penetration. Also contributing to the increase were full year sales of generic Adderall XR® products which launched in October 2009, and thus had only three months of sales of these products in the prior year. Partially offsetting these revenue gains was a $13.0 million decline in Rx Partner revenues (which excludes the change in revenue recognition under the Teva Agreement) primarily attributable to reduced sales of generic Wellbutrin XL® 300mg due to increased competition.
Excluding the change in revenue recognition, gross profit for the full year 2010 increased $248.8 million to $435.5 million primarily due to higher sales of generic Flomax® ($193.9 million of the year over year increase), as well as higher sales of generic Adderall XR® and fenofibrate products, as discussed above. Adjusted gross profit margin of 65% for the full year 2010 increased from the 54% margin for the prior year period due to the concentration of higher-margin products. On a GAAP basis, gross profit increased $349.8 million to $536.5 million compared to the prior year, and gross profit margin was 62% for the full year 2010 compared to 54% in the prior year.
Research and development expenses for the full year 2010 increased $5.6 million to $44.3 million, compared to the prior year due to higher spending on bio-equivalency studies, compensation expenses and active pharmaceutical ingredients used for research purposes.
Selling, general and administrative expenses for the full year 2010 increased $5.1 million to $16.0 million, compared to the prior year primarily due to higher sales levels period over period resulting in higher marketing expenses, product freight charges and incentive compensation. Also contributing to the increase was post-approval product clinical study costs, for which there was no amount present in the prior year period.
Impax Pharmaceuticals Division Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; amounts in thousands)	2010	2009	2010	2009

Revenues:
Promotional Partner	$3,535	$3,441	$14,073	$13,448
Research Partner	330	—	769	—

Total revenues	3,865	3,441	14,842	13,448

Cost of revenues	2,803	2,792	12,083	12,043

Gross profit	1,062	649	2,759	1,405

Operating expenses:
Research and development	11,256	6,593	41,912	24,576
Selling, general and administrative	1,033	940	3,510	3,469

Total operating expenses	12,289	7,533	45,422	28,045

Loss from operations	$(11,227)	$(6,884)	$(42,663)	$(26,640)

Fourth Quarter 2010
Impax Pharmaceuticals Division revenues in the fourth quarter of 2010 were $3.9 million, a slight increase over the prior year due primarily to the addition of Research Partner revenue related to a Development and Co-Promotion Agreement with Endo Pharmaceuticals, Inc. which was entered into in June 2010.
The Company is currently investing in research and development to develop brand products which provide longer product life cycles and the potential for significantly higher profit margins than generic products. In the fourth quarter of 2010, research and development expense increased $4.7 million to $11.3 million compared to the prior year period, primarily due to planned increased spending on clinical studies for the Company’s leading drug candidate for Parkinson’s disease.
Full Year 2010
Impax Pharmaceuticals Division revenues for the year ended December 31, 2010 increased $1.4 million to $14.8 million compared to the prior year period, due to the Company continuing to meet its physician detailing objectives and the addition of Research Partner revenue related to a Development and Co-Promotion Agreement with Endo Pharmaceuticals, Inc. which was initiated in June 2010.
For the full year 2010, research and development expense increased $17.3 million to $41.9 million compared to the prior year period, primarily due to planned increased spending on clinical studies for the Company’s leading drug candidate for Parkinson’s disease.
Corporate and Other Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; amounts in thousands)	2010	2009	2010	2009
Litigation settlement	$—	$7,645	$—	$9,318
General and administrative	10,360	5,581	33,871	25,352

Total operating expenses	10,360	13,226	33,871	34,670

Loss from operations	$(10,360)	$(13,226)	$(33,871)	$(34,670)
Fourth Quarter 2010
Total corporate operating expenses for the fourth quarter of 2010 decreased $2.9 million to $10.4 million from the fourth quarter of 2009, due to the non-recurring prior year period litigation settlement charges from an agreement to settle a lawsuit related to the Company’s formerly marketed Lipram UL products and reimburse the plaintiff for litigation expenses, partially offset by increased compensation, higher insurance costs related to increasing levels of business activity and an increase in systems implementation expenses.
Full Year 2010
Total corporate operating expenses for the full year 2010 decreased slightly as the full year 2009 included a non-recurring litigation settlement charge which was primarily offset by an $8.5 million increase in general and administrative expenses. The full year 2010 increase in general and administrative expenses were due to increased compensation, higher corporate legal fees, an increase in systems implementation expenses and higher insurance costs related to increasing levels of business activity.

Cash and Short-Term Investments
Cash and short-term investments were $348.4 million as of December 31, 2010, as compared to $90.4 million as of December 31, 2009. The change in cash and short-term investments from year-end 2009 is due to strong 2010 product sales.
2011 Financial Outlook
The Company previously disclosed its full year 2011 forecast on January 10, 2011. The Company provides this further update to its full year 2011 forecast.
•	Cash flows from operating activities, less capital expenditures (Free Cash Flow), planned to be positive.
•	Gross margins as a percent of total revenues of approximately 50%.
•	Total research and development expenses across the generic and brand divisions to approximate $87 million with generic R&D of approximately $47 million and brand R&D of approximately $40 million.
•	Patent litigation expenses of approximately $13 million.
•	Selling, general and administrative expenses of approximately $65 million.
•	Effective tax rate of approximately 40%.
•	Updated February 2011 — capital expenditures to be approximately $69 million.
Conference Call Information
The Company will host a conference call today at 11:00 a.m. EDT to discuss its results. The number to call from within the United States is (888) 438-5525 and (719) 325-2265 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (888) 203-1112 (in the U.S.) and (719) 457-0820 (international callers). The access conference code is 7379251.
About Impax Laboratories, Inc.
Impax Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals Division and markets third-party branded products through the Impax Pharmaceuticals Division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward, Philadelphia and Taiwan facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position and results of operations, the ability to maintain an effective system of internal control over financial reporting, fluctuations in revenues and operating income, the ability to successfully develop and commercialize pharmaceutical products, reductions or loss of business with any significant customer, the impact of competition, the ability to sustain profitability and positive cash flows, any delays or unanticipated expenses in connection with the operation of the Taiwan facility, the effect of foreign economic, political, legal and other risks on operations abroad, the uncertainty of patent litigation, consumer acceptance and demand for new pharmaceutical products, the difficulty of predicting Food and Drug Administration filings and approvals, the inexperience of the Company in conducting clinical trials and submitting new drug applications, the ability to successfully conduct clinical trials, reliance on alliance and collaboration agreements, the availability of raw materials, the ability to comply with legal and regulatory requirements governing the healthcare industry, the regulatory environment, the ability to protect the Company’s intellectual property, exposure to product liability claims and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Impax Laboratories, Inc.
Consolidated Statements of Operations
(amounts in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)
Revenues:
Global Pharmaceuticals Division (1)	$95,237	$172,693	$864,667	$344,961
Impax Pharmaceuticals Division	3,865	3,441	14,842	13,448

Total Revenues	99,102	176,134	879,509	358,409

Cost of revenues (1)	48,657	88,724	340,246	170,313

Gross profit (1)	50,445	87,410	539,263	188,096

Operating expenses:
Research and development	22,959	16,530	86,223	63,274
Patent litigation	1,599	1,321	6,384	5,379
Litigation settlement	—	7,645	—	9,318
Selling, general and administrative	16,194	9,785	53,332	39,712

Total operating expenses	40,752	35,281	145,939	117,683

Income from operations (1)	9,693	52,129	393,324	70,413

Other (expense) income, net	(182)	4	(315)	57
Interest income	357	117	1,037	753
Interest expense	(59)	490	(167)	(246)

Income before income taxes	9,809	52,740	393,879	70,977
(Benefit) Provision for income taxes	(2,594)	14,633	143,521	21,006

Net income before noncontrolling interest	12,403	38,107	250,358	49,911
Add back loss attributable to noncontrolling interest	19	37	60	90

Net Income (1)	$12,422	$38,144	$250,418	$50,061

Net Income per share: (1)
Basic	$0.20	$0.63	$4.04	$0.83

Diluted	$0.19	$0.61	$3.82	$0.82

Weighted average common shares outstanding:
Basic	62,807,768	60,721,808	62,037,908	60,279,602
Diluted	66,210,101	62,288,318	65,565,132	61,080,184

(1)	Includes amounts attributable to change in revenue recognition under the Company’s Strategic Alliance Agreement with Teva. Please refer to the attached information and footnotes on pages 10 and 11 for a further description of the impact on the twelve months ended December 31, 2010 results due to the change in revenue recognition.

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$91,796	$31,770
Short-term investments	256,605	58,599
Accounts receivable, net	82,054	185,854
Inventory, net	44,549	49,130
Current portion of deferred product manufacturing costs-alliance agreements	2,012	11,624
Current portion of deferred income taxes	39,271	32,286
Prepaid expenses and other current assets	4,407	4,748

Total current assets	520,694	374,011

Property, plant and equipment, net	106,280	101,650
Deferred product manufacturing costs-alliance agreements	8,223	96,619
Deferred income taxes, net	5,069	48,544
Other assets	25,478	12,358
Goodwill	27,574	27,574

Total assets	$693,318	$660,756

Liabilities and Stockholders Equity
Current liabilities:
Accounts payable	$18,812	$23,295
Accrued expenses	72,788	62,055
Accrued income taxes payable	2,393	31,627
Accrued profit sharing and royalty expenses	14,147	53,695
Current portion of deferred revenue-alliance agreements	18,276	33,196

Total current liabilities	126,416	203,868

Deferred revenue-alliance agreements	44,195	224,522
Other liabilities	14,558	10,139

Total liabilities	$185,169	$438,529

Total stockholders equity	508,149	222,227

Total liabilities and stockholders equity	$693,318	$660,756

Impax Laboratories, Inc.
Condensed Consolidated Statement of Cash Flows
(amounts in thousands)

	Twelve Months Ended December 31,
	2010	2009

Cash flows from operating activities:
Net income	$250,418	$50,061
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	12,649	11,266
Amortization of 3.5% Debentures discount and deferred financing costs	—	307
Amortization of Credit Agreement deferred financing costs	25	75
Bad debt expense	277	229
Deferred income taxes (benefit)	42,662	(10,379)
Tax benefit related to the exercise of employee stock options	(6,172)	(213)
Change in accrual for uncertain tax positions	280	(6,308)
Deferred revenue-Alliance Agreements	35,704	49,255
Deferred product manufacturing costs-Alliance Agreements	(10,640)	(26,018)
Deferred revenue recognized-Alliance Agreements	(230,951)	(52,357)
Amortization deferred product manufacturing costs-Alliance Agreements	108,648	24,497
Accrued profit sharing and royalty expense	101,247	53,912
Profit sharing and royalty payments	(140,794)	(469)
Payments on exclusivity period fee	—	(6,000)
Accrued litigation settlement expenses	—	5,865
Payments on accrued litigation settlements	(5,865)	(11,495)
Share-based compensation expense	10,714	7,391
Accretion of interest income on short-term investments	(638)	(519)
Changes in assets and liabilities:
Accounts receivable	103,523	(142,777)
Inventory	4,581	(16,825)
Prepaid expenses and other assets	(12,092)	2,179
Accounts payable and accrued expenses	(17,896)	57,059
Other liabilities	4,081	3,107

Net cash provided by (used in) operating activities	$249,761	$(8,157)

Cash flows from investing activities:
Purchase of short-term investments	(403,086)	(66,626)
Maturities of short-term investments	205,718	59,256
Acquisition of ANDA intellectual property rights	—	(750)
Purchases of property, plant and equipment	(16,267)	(13,667)

Net cash (used in) investing activities	$(213,635)	$(21,787)

Cash flows from financing activities:
Repayment of long-term debt	—	(12,887)
Tax benefit related to the exercise of employee stock options	6,172	213
Proceeds from exercise of stock options and purchases under the ESPP	17,728	5,113

Net cash provided by (used in) financing activities	$23,900	$(7,561)

Net increase (decrease) in cash and cash equivalents	$60,026	$(37,505)
Cash and cash equivalents, beginning of period	$31,770	$69,275

Cash and cash equivalents, end of period	$91,796	$31,770

Impax Laboratories, Inc.
Non-GAAP Financial Measures
Global Pharmaceutical Division total revenues, Rx Partner revenues, cost of revenues, gross profit, gross profit margin and income from operations excluding certain adjusted items and consolidated total revenues, cost of revenues, gross profit, income from operations, net income, EBITDA and net income per diluted share excluding certain adjusted items are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, Global Pharmaceutical Division total revenues, Rx Partner revenues, cost of revenues, gross profit, gross profit margin and income from operations and consolidated total revenues, cost of revenues, gross profit, income from operations, net income, and net income per diluted share as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to and facilitates analysis by investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of Global Pharmaceutical Division total revenues, Rx Partner revenues, cost of revenues, gross profit, gross profit margin and income from operations excluding certain adjusted items and consolidated total revenues, cost of revenues, gross profit, income from operations, net income, EBITDA and net income per diluted share excluding certain adjusted items may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.
The following table reflects the impact on the Company’s consolidated results due to the change in revenue recognition to the Company’s Strategic Alliance Agreement with Teva. Please refer to footnote (1) on page 11 for additional information.

	Twelve Months Ended December 31, 2010
(Unaudited; amounts in thousands)	As reported	Impact of change(1)	Adjusted

Revenues:
Global Pharmaceuticals Division	$864,667	$196,440	$668,227
Impax Pharmaceuticals Division	14,842	—	14,842

Total Revenues	879,509	196,440	683,069
Cost of revenues	340,246	95,426	244,820

Gross profit	539,263	101,014	438,249
Total operating expenses	145,939	—	145,939

Income from operations	393,324	101,014	292,310

Net income	$250,418	$64,204	$186,214

The following table reconciles reported net income to adjusted net income. Please refer to footnote (1) and (2) on page 11 for additional information.

	Three months ended		Twelve months ended
(Unaudited)	December 31,		December 31,
( in millions, except per share amounts)	2010	2009	2010	2009
Net income	$12.4	$38.1	$250.4	$50.1
Adjusted to add (deduct):
Change in revenue recognition (1)	—	—	(101.0)	—
Antitrust litigation settlement (2)	—	7.6	—	9.3
Share-based compensation	3.0	2.2	10.7	7.4
Employee severance	0.7	—	0.7	—
Income tax effect	(0.8)	(3.5)	34.8	(4.5)

Adjusted net income	$15.3	$44.4	$195.6	$62.3

Adjusted net income per diluted share	$0.23	$0.71	$2.98	$1.02
GAAP net income per diluted share	$0.19	$0.61	$3.82	$0.82

Impax Laboratories, Inc.
Non-GAAP Financial Measures
The following table reconciles reported net income to adjusted EBITDA.

	Three months ended		Twelve months ended
	December 31,		December 31,
(Unaudited; amounts in millions)	2010	2009	2010	2009
Net income	$12.4	$38.1	$250.4	$50.1
Adjusted to add (deduct):
Interest income	(0.4)	(0.1)	(1.0)	(0.8)
Interest expense	0.1	(0.5)	0.2	0.2
Depreciation and amortization	3.6	3.5	12.7	11.6
Income taxes	(2.6)	14.6	143.5	21.0
Noncontrolling interest	(0.0)	(0.0)	(0.1)	(0.1)

EBITDA	$13.1	$55.6	$405.7	$82.0

Adjusted to add (deduct):
Change in revenue recognition (1)	—	—	(101.0)	—
Antitrust litigation settlement (2)	—	7.6	—	9.3
Share-based compensation	3.0	2.2	10.7	7.4
Employee severance	0.7	—	0.7	—

Adjusted EBITDA	$16.8	$65.4	$316.1	$98.7

(1)	Material Modification to Teva Agreement

In July 2010, the Company entered into a material modification of its Strategic Alliance Agreement with Teva, and as a result the Company will apply the revised accounting standards of FASB ASC 605-25 Multiple Element Arrangements (“ASC 605-25”) which became effective for agreements entered into or materially modified on or after June 15, 2010, to its recognition of revenue under the Teva Agreement. The Company applied the accounting principles of ASC 605-25 on a prospective basis beginning in the quarter ended September 30, 2010. For the twelve months ended December 31, 2010, the application of ASC 605-25 resulted in recognition of previously deferred revenue and related costs, with the effect of increasing RX Partner revenues by $196.4 million and increasing cost of revenues by $95.4 million. For the twelve months ended December 31, 2010, net income includes $64.2 million from the application of ASC 605-25. Basic net income per share increased by approximately $1.03 and diluted net income per share increased by $0.98 for the twelve months ended December 31, 2010, as a result of the prospective application of ASC 605-25.

(2)	Litigation settlement

In January 2010, the Company entered into an agreement to settle a lawsuit related to its previously marketed Lipram UL products. Under the terms of the litigation settlement agreement, the Company agreed to reimburse the plaintiff for certain litigation costs, which was paid by the Company in January 2010. The Company recorded an accrued expense for this payment in the year ended December 31, 2009. In the three and twelve months ended December 31, 2009 the Company recorded litigation settlement expense of $7.6 million and $9.3 million, respectively, which included legal and other professional fees incurred by the Company in its defense against the lawsuit.